News Release


Investor Contact:

Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-302-1620
Gail.Ferrari@unisys.com


Unisys Announces Third-Quarter 2008 Financial Results

BLUE BELL, Pa., October 30, 2008 - Unisys Corporation (NYSE: UIS) today reported a net loss of $34.7 million, or 10 cents a share, on revenue of $1.31 billion for the third quarter of 2008. In the year-ago quarter, the company reported a net loss of $31.0 million, or 9 cents a share, on revenue of $1.39 billion. The third-quarter 2008 results include $3.7 million of pretax retirement-related income compared with $22.8 million of pretax retirement-related expense in the third quarter of 2007. Foreign currency exchange rates had an approximately 2 percentage-point favorable impact on revenue in the current quarter.

"We saw an impact on third-quarter demand from economic uncertainties in our key commercial markets, particularly in financial services," said Unisys Chief Financial Officer Janet Haugen. "Clients reacted to tight credit conditions by reducing IT spending. We also saw a slowdown in our federal business due to
slower government spending.   However, we saw growth in our non-federal public
sector business and strong sales of our ClearPath family of enterprise servers. We also generated free cash flow in the quarter - a key focus for the company. But we expect the environment to remain tough and we will reduce spending as we work through this challenging economic period."

Unisys said the company continues to evaluate actions to unlock value in the business and drive shareholder value. Ed Coleman, who joined Unisys as chairman and CEO on October 7, is in the process of reviewing the company's strategy, businesses and operations with the goal of building on Unisys strengths and creating a profitable, growing market leader in targeted areas of the IT industry.

"Although I've just recently joined Unisys, I believe there is significant unrealized value in this company," Coleman said. "In speaking with our employees, I am extremely impressed with their skills, dedication, and commitment to clients. As I speak with clients and other stakeholders, I'm convinced that Unisys has tremendous assets to build on, including a great client base and strong capabilities in key segments of the IT industry. We need to better concentrate those assets and drive profitable growth by providing superior client service and solutions. That is my focus and priority. I look forward to working with the Unisys team to realize the potential of this company for the benefit of all stakeholders."

Revenue in the United States declined 8 percent in the quarter to $560 million. Revenue in international markets declined 4 percent to $752 million. On a constant currency basis, international revenue declined 9 percent in the quarter.

The company reported an overall gross profit margin of 22.2 percent and operating profit margin of 2.9 percent in the third quarter of 2008. These compared to a gross margin of 22.2 percent and operating profit margin of 3.1 percent in the third quarter of 2007.

THIRD-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 5 percent in the third quarter of 2008 compared with the year-ago period. Gross profit margin in the services business was 17.6 percent compared with 17.7 percent a year ago while services operating margin declined to 3.1 percent compared with 3.6 percent a year ago.

Services orders showed double-digit declines in the third quarter. Services order backlog at September 30, 2008 was $6.50 billion, down 9 percent from $7.17 billion at June 30, 2008, primarily reflecting changes in foreign currency rates.

Customer revenue in the company's technology segment declined 9 percent from the third quarter of 2007. Excluding $18.8 million of quarterly royalty revenue in the year-ago period from a recently ended intellectual property agreement with Nihon Unisys Limited (NUL), technology customer revenue grew about 2 percent in the quarter. Double-digit growth in ClearPath mainframe revenue offset revenue declines in specialized technology. Gross profit margin in the technology business increased to 47.5 percent compared with 44.6 percent a year ago, while technology operating margin increased to 11.0 percent compared with 4.0 percent in the third quarter of 2007.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $114 million of cash from operations in the third quarter of 2008 compared with $7 million of cash flow from operations in the year-ago quarter. The company used approximately $6 million of cash in the third quarter of 2008 for restructuring payments compared to approximately $37 million in the year-ago period.

Capital expenditures in the third quarter of 2008 were $78 million compared to $71 million in the year-ago quarter. After deducting for capital expenditures, Unisys generated $36 million of free cash in the quarter compared with free cash usage of $64 million in the third quarter of 2007.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialise in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com .

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include general economic and business conditions; the company's ability to successfully implement its repositioning strategy; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to retain significant clients; the company's ability to grow outsourcing and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to continue to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the potential business and financial risk in implementing future acquisitions or dispositions; the potential for infringement claims to be asserted against the company or its clients and the possibility that pending litigation could affect the company's results of operations or cash flow. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
###

RELEASE NO.: 0723/8899
http://www.unisys.com/about__unisys/news_a_events/07238899.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months         Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2008      2007       2008      2007
                          --------  --------   --------  --------
Revenue
  Services                $1,152.1  $1,217.6   $3,486.2  $3,579.1
  Technology                 160.3     175.5      467.5     537.7
                          --------  --------   --------  --------
                           1,312.4   1,393.1    3,953.7   4,116.8
Costs and expenses
  Cost of revenue:
    Services                 937.6     994.5    2,814.2   2,980.6
    Technology                82.8      89.5      250.5     270.3
                          --------  --------   --------  --------
                           1,020.4   1,084.0    3,064.7   3,250.9

Selling, general and
 administrative              218.4     225.8      701.9     717.8
Research and development      35.7      39.7       98.6     131.6
                          --------  --------   --------  --------
                           1,274.5   1,349.5    3,865.2   4,100.3
                          --------  --------   --------  --------
Operating profit              37.9      43.6       88.5      16.5

Interest expense              21.5      18.5       64.3      56.1
Other income
 (expense), net               (6.1)    (19.3)     (23.9)     (2.5)
                          --------  --------   --------  --------
Income (loss) before
 income taxes                 10.3       5.8        0.3     (42.1)
Provision for income taxes    45.0      36.8       72.4      50.8
                          --------  --------   --------  --------
Net loss                    ($34.7)   ($31.0)    ($72.1)   ($92.9)
                          ========  ========   ========  ========
Loss per share
Basic                      ($  .10)  ($  .09)   ($  .20)  ($  .27)
                          ========  ========   ========  ========
Diluted                    ($  .10)  ($  .09)   ($  .20)  ($  .27)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    360,944   350,765    357,969   348,715
                          ========  ========   ========  ========
  Diluted                  360,944   350,765    357,969   348,715
                          ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2008
------------------
Customer revenue      $1,312.4              $1,152.1      $160.3
Intersegment                       ($67.5)       4.0        63.5
                      --------   --------   --------    --------
Total revenue         $1,312.4     ($67.5)  $1,156.1      $223.8
                      ========   ========   ========    ========

Gross profit percent     22.2%                 17.6%       47.5%
                      ========              ========    ========
Operating profit
  percent                 2.9%                  3.1%       11.0%
                      ========              ========    ========
Three Months Ended
September 30, 2007
------------------
Customer revenue      $1,393.1              $1,217.6      $175.5
Intersegment                       ($61.2)       3.4        57.8
                      --------   --------   --------    --------
Total revenue         $1,393.1     ($61.2)  $1,221.0      $233.3
                      ========   ========   ========    ========

Gross profit percent     22.2%                 17.7%       44.6%
                      ========              ========    ========
Operating profit
  Percent                 3.1%                  3.6%        4.0%
                      ========              ========    ========

Nine Months Ended
September 30, 2008
------------------
Customer revenue      $3,953.7              $3,486.2      $467.5
Intersegment                      ($162.2)       9.4       152.8
                      --------   --------   --------    --------
Total revenue         $3,953.7    ($162.2)  $3,495.6      $620.3
                      ========   ========   ========    ========

Gross profit percent     22.5%                 18.4%       43.4%
                      ========              ========    ========
Operating profit
  Percent                 2.2%                  2.9%        3.1%
                      ========              ========    ========
Nine Months Ended
September 30, 2007
------------------
Customer revenue      $4,116.8              $3,579.1      $537.7
Intersegment                      ($148.7)      10.9       137.8
                      --------   --------   --------    --------
Total revenue         $4,116.8    ($148.7)  $3,590.0      $675.5
                      ========   ========   ========    ========

Gross profit percent     21.0%                 16.7%       43.7%
                      ========              ========    ========
Operating profit
  Percent                 0.4%                  1.7%        2.4%
                      ========              ========    ========

* Results exclude cost reduction actions

                       UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                       September 30,
                                           2008      December 31,
                                        (Unaudited)     2007
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $493.8       $830.2
 Accounts and notes receivable, net          853.3      1,059.2
 Inventories
   Parts and finished equipment               78.5         91.9
   Work in process and materials              72.8         79.2
 Deferred income taxes                        18.0         18.0
 Prepaid expense and other
   current assets                            145.6        133.7
                                        ----------   ----------
 Total                                     1,662.0      2,212.2
                                        ----------   ----------
Properties                                 1,307.8      1,336.9
 Less accumulated depreciation
   and amortization                        1,013.2      1,004.7
                                        ----------   ----------
 Properties, net                             294.6        332.2
                                        ----------   ----------
Outsourcing assets, net                      348.9        409.4
Marketable software, net                     244.2        268.8
Prepaid postretirement assets                603.8        497.0
Deferred income taxes                         93.8         93.8
Goodwill                                     195.9        200.6
Other long-term assets                       120.2        123.1
                                        ----------   ----------
 Total                                    $3,563.4     $4,137.1
                                        ==========   ==========
Liabilities and stockholders' equity
Current liabilities
 Notes payable                                $0.0         $0.1
 Current maturities of long-term debt          2.2        204.3
 Accounts payable                            337.5        419.6
 Other accrued liabilities                 1,092.1      1,272.0
                                        ----------   ----------
 Total                                     1,431.8      1,896.0
                                        ----------   ----------
Long-term debt                             1,059.7      1,058.3
Long-term postretirement liabilities         370.3        420.7
Other long-term liabilities                  321.5        395.5
Stockholders' equity
 Common stock                                  3.6          3.6
 Accumulated deficit                      (2,538.0)    (2,465.9)
 Other capital                             4,045.9      4,011.8
 Accumulated other comprehensive loss     (1,131.4)    (1,182.9)
                                        ----------   ----------
 Stockholders' equity                        380.1        366.6
                                        ----------   ----------
 Total                                    $3,563.4     $4,137.1
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                             Nine Months Ended
                                               September 30
                                           --------------------
                                             2008        2007
                                           --------    --------
Cash flows from operating activities
Net loss                                     ($72.1)     ($92.9)
Add (deduct) items to reconcile
 net loss to net cash provided by
 (used for) operating activities:
Employee stock compensation expense             (.2)        8.6
Company stock issued for U.S. 401(k) plan      34.2        34.3
Depreciation and amortization
 of properties                                 80.4        83.9
Depreciation and amortization of
 outsourcing assets                           126.0       102.4
Amortization of marketable software            90.0        90.1
Disposals of capital assets                     8.6         3.8
Gain on sale of assets                                    (23.4)
Decrease in deferred income taxes, net                      8.9
Decrease in receivables, net                  175.9       111.7
Decease (increase) in inventories              16.7       (15.6)
Decrease in accounts payable
 and other accrued liabilities               (215.9)     (286.8)
Decrease in other liabilities                 (27.9)      (68.8)
Increase in other assets                     (108.7)      (28.7)
Other                                           9.4        (1.7)
                                            -------     -------
Net cash provided by (used for)
  operating activities                        116.4       (74.2)
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  4,838.1     5,785.7
 Purchases of investments                  (4,847.9)   (5,793.4)
 Investment in marketable software            (65.9)      (73.0)
 Capital additions of properties              (51.8)      (56.4)
 Capital additions of outsourcing assets      (96.6)     (108.4)
 Purchases of businesses                       (2.3)       (2.0)
 Proceeds from sale of businesses                          28.0
                                            -------     -------
Net cash used for investing activities       (226.4)     (219.5)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings         (.1)       (1.1)
 Minority shareholder dividends                            (5.8)
 Proceeds from exercise of stock options                   12.3
 Payments of long-term debt                  (200.0)
 Financing fees                                 (.8)
                                            -------     -------
Net cash (used for) provided by financing
  activities                                 (200.9)        5.4
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                         (25.5)       17.5
                                            -------     -------
Decrease in cash and cash
  equivalents                                (336.4)     (270.8)
Cash and cash equivalents, beginning of
 period                                       830.2       719.3
                                            -------     -------
Cash and cash equivalents, end of period     $493.8      $448.5
                                            =======     =======